                                                  EXHIBIT 11  Page 1 of 4

              NORFOLK SOUTHERN CORPORATION AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER SHARE
                 (In millions except per share amounts)

                                           1993       1992       1991
                                           ----       ----       ----
Computation for Statements of Income
- ------------------------------------
  Income before cumulative effects of
    changes in accounting principles     $ 548.7    $ 557.7    $  29.7*
                                         -------    -------    -------
  Cumulative effects of changes in
    accounting principles                  223.3       --         --
                                         -------    -------    -------
  Weighted average number of shares
    outstanding                            139.4      141.5      147.8
                                         -------    -------    -------
  Primary earnings per share:
    Income before accounting changes     $  3.94    $  3.94    $  0.20
    Cumulative effects of accounting
      changes                               1.60       --         --
                                         -------    -------    -------
        Net income                       $  5.54    $  3.94    $  0.20
                                         =======    =======    =======
Additional Primary Computation
- ------------------------------
  Income before cumulative effects of
    changes in accounting principles     $ 548.7    $ 557.7    $  29.7
                                         -------    -------    -------
  Cumulative effects of changes in
    accounting principles                  223.3       --         --

  Adjustment to weighted average number
    of shares outstanding:
      Weighted average number of shares
        outstanding per primary
        computation above                  139.4      141.5      147.8
      Dilutive effect of outstanding
        options, stock appreciation
        rights (SARs) and performance
        share units (PSUs) (as determined
        by the application of the
        treasury stock method) (1)           1.2        1.1        1.0
                                         -------    -------    -------
          Weighted average number of
            shares outstanding, as
            adjusted                       140.6      142.6      148.8
                                         =======    =======    =======

* Included in 1991 results is a special charge that increased transportation operating expenses by $680 million (see Note 15 of Notes to Consolidated Financial Statements on page 85).


                                                  EXHIBIT 11  Page 2 of 4

              NORFOLK SOUTHERN CORPORATION AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER SHARE
                 (In millions except per share amounts)

                                           1993       1992       1991
                                           ----       ----       ----
  Primary earnings per share,
    as adjusted (2):
      Income before accounting changes   $  3.90    $  3.91    $  0.20
      Cumulative effects of accounting
        changes                             1.59       --         --
                                         -------    -------    -------
          Net income                     $  5.49    $  3.91    $  0.20
                                         =======    =======    =======



(1) See Note 13 of Notes to Consolidated Financial Statements on page 83 for a description of the Long-Term Incentive Plan.

(2) These calculations are submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because they result in dilution of less than 3 percent.


                                                  EXHIBIT 11  Page 3 of 4

              NORFOLK SOUTHERN CORPORATION AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER SHARE
                 (In millions except per share amounts)

                                           1993       1992       1991
                                           ----       ----       ----
Fully Diluted Computation
- -------------------------
  Income before cumulative effects
    of changes in accounting
    principles, per primary
    computation                          $ 548.7    $ 557.7    $  29.7

  Adjustment to increase earnings
    to requisite level to earn
    maximum PSUs, net of tax effect        162.1      167.9      658.4
                                         -------    -------    -------
  Income before cumulative effects,
    as adjusted                            710.8      725.6      688.1

  Cumulative effects of changes in
    accounting principles                  223.3       --         --
                                         -------    -------    -------
      Net income, as adjusted            $ 934.1    $ 725.6    $ 688.1
                                         =======    =======    =======
  Adjustment to weighted average
    number of shares outstanding, as
    adjusted for additional primary
    calculation:
      Weighted average number of
        shares outstanding, as
        adjusted per additional
        primary computation on page 1      140.6      142.6      148.8
      Additional dilutive effect of
        outstanding options and SARs
        (as determined by the
        application of the treasury
        stock method using period
        end market price)                    0.2       --          0.2
      Additional shares issuable at
        maximum level for PSUs               0.2        0.2        0.2
                                         -------    -------    -------
          Weighted average number of
            shares, as adjusted            141.0      142.8      149.2
                                         -------    -------    -------


                                                  EXHIBIT 11  Page 4 of 4

              NORFOLK SOUTHERN CORPORATION AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER SHARE
                 (In millions except per share amounts)

                                           1993       1992       1991
                                           ----       ----       ----
  Fully diluted earnings per share (3):
    Income before accounting changes     $  5.04    $  5.08    $  4.61
    Cumulative effects of accounting
      changes                               1.58       --         --
                                         -------    -------    -------
          Net income                     $  6.62    $  5.08    $  4.61
                                         =======    =======    =======


(3) These calculations are submitted in accordance with Regulation S-K item 601(b)(11) although they are contrary to paragraph 40 of APB
    Opinion No. 15 because they produce an anti-dilutive result.